Exhibit 2

                                                                      [Form A]

                               VOTING AGREEMENT

     VOTING AGREEMENT, dated as of August 28, 2000, between Hovnanian Enterprises, Inc., a Delaware corporation ("Parent"), and WHI Holding Co., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), on the one hand, and each of the stockholders of the Company (as hereinafter defined) set forth on the signature pages hereto (each, a "Principal Stockholder"), on the other hand.

                                   RECITALS

                 Concurrently herewith, Parent, Merger Sub and Washington Homes, Inc., a Maryland corporation (the "Company"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

                 As of the date hereof, each Principal Stockholder is the record and beneficial owner of the number of shares of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company set forth opposite his name on the signature page of this Agreement (such Company Common Stock, together with any shares of Company Common Stock or other voting stock of the Company acquired after the date hereof and prior to the termination hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, are the "Shares"), representing in the aggregate 22.9% of the aggregate issued and outstanding shares of Company Common Stock.

                 As a condition of its willingness to enter into the Merger Agreement, Parent has requested that each Principal Stockholder enter into this Agreement.

                 Prior to the date hereof, Parent and the Principal Stockholders had no agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of the Shares.

                                   AGREEMENT

                 To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                                    VOTING

                 1.1 Agreement to Vote. (a) The Principal Stockholders hereby agree during the term of this Agreement that each shall, and shall cause the holder of record on any applicable record date to, at the request


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of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, (a) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned or held of record by the Principal Stockholders or as to which the Principal Stockholders have, directly or indirectly, the right to vote or direct the voting (collectively, the "Subject Shares"), in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby. Each of the Principal Stockholders further agrees to use his best reasonable good faith efforts to cause the shareholders of the Company to approve the Merger and the transactions and matters contemplated in connection therewith and to not, directly or indirectly, solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of its business, assets or capital stock. In the event the Company's board of directors does not call a meeting of its shareholders to approve the Merger and the transactions and matters contemplated in connection therewith, each Principal Stockholder agrees to take all action permitted under the Restated Articles of Incorporation, as amended and supplemented, and By-laws of the Company and under Maryland law necessary to call a meeting of its stockholders to approve the Merger and the transactions and matters contemplated in connection therewith.

                 (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the stockholders of the Company vote or consent or in connection with which other such approval is sought, each Principal Stockholder shall vote the Subject Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement and (ii) any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that is intended to or could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) any extraordinary corporate transaction (other than the Merger Agreement and the Merger), such as a merger, consolidation or other business combination involving the Company and its subsidiaries, any sale or transfer of a material amount of assets of the Company or its subsidiaries or of capital stock of the Company, any reorganization, recapitalization or liquidation of the Company or its subsidiaries or any other Competitive Proposal (as further described in

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Section 4.4); (B) any change in the management or board of directors of the
Company, except as otherwise agreed to in writing by Parent; (C) any material change in the present capitalization or dividend policy of the Company; (D) any amendment to the Company's Restated Articles of Incorporation, as amended and supplemented, or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction changes in any manner the voting rights of any class of the Company's capital stock or is intended or could reasonably be expected to impede, frustrate, prevent, delay or nullify (1) the ability of the Company to consummate the Merger or (2) any of the transactions contemplated by this Agreement or the Merger Agreement and (E) any other material change in the Company's corporate structure or business. Each Principal Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                 1.2 Proxy. Each Principal Stockholder agrees to grant to Parent a proxy to vote the Subject Shares as indicated in Section 1.1 above if any Principal Stockholder fails for any reason to vote the Subject Shares in accordance with Section 1.1. Each Principal Stockholder agrees that such proxy would be irrevocable and would be coupled with an interest and agrees that it will take such further action or execute such other instruments as may be necessary or desirable to effectuate the intent of such a proxy and hereby revokes any proxy previously granted by it with respect to the Subject Shares.

                 1.3 No Inconsistent Agreements. Each Principal Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, each Principal Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement is in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with his obligations pursuant to this Agreement.

                                  ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

                 2.1 Authorization; Validity of Agreements; Necessary Action. (a) Each Principal Stockholder has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Principal Stockholder of this Agreement and the consummation by him of the transactions contemplated hereby have been duly and validly authorized by and no other actions or proceedings on the part of any Principal Stockholder are necessary to authorize the execution and delivery by him of this Agreement and the consummation by each of the Principal Stockholders of the transactions contemplated hereby. This

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Agreement has been duly executed and delivered by each Principal Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Principal Stockholders, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 (b) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such person in his capacity as such.

                 (c) The Principal Stockholders understand and acknowledge that Parent is entering into the Merger Agreement in reliance upon such Principal Stockholders' execution and delivery of this Agreement with Parent.

                 2.2 The Subject Shares. The shares of Company Common Stock are, and all of each Principal Stockholder's Shares from the date hereof through and on the Closing Date (as defined in the Merger Agreement) and have been and will be, owned beneficially and of record by each Principal Stockholder and as is set forth opposite such Principal Stockholder's name on the signature page hereto. As of the date hereof, the shares of Company Common Stock constitute all of the Shares owned of record or beneficially by the Principal Stockholders. Each Principal Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of Company Common Stock on the Closing Date (as defined in the Merger Agreement), with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                 2.3 Additional Subject Shares; Adjustments. Each Principal Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Subject Shares acquired by such Principal Stockholder, if any, after the date hereof. In the event of a stock dividend or distribution, or any change in the Company's Common Stock by reason of any stock dividend, split-up, recapitalization, combination or the exchange of shares, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged.

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                 2.4  No Conflicts.  No filing with, and no permit,
authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by any Principal Stockholder and the consummation by such Principal Stockholder of the transactions contemplated hereby (other than (i) filings under the DGCL and the MGCL required to effect the Merger, (ii) the filing of a pre-merger notification and report form under the HSR, (iii) the filing of the Registration Statement, the Proxy Statement and the Information Statement by Parent and the Company in connection with the Merger, or (iv) as otherwise contemplated by the Merger Agreement) and neither the execution and delivery of this Agreement by any Principal Stockholder nor the consummation by any Principal Stockholder of the transactions contemplated hereby nor compliance by the Principal Stockholders with any of the provisions hereof shall conflict with or result in any breach of any organizational documents applicable to any of the Principal Stockholders, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which any Principal Stockholder is a party or by which his properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to any Principal Stockholder or any of his properties or assets.

                 2.5 No Liens. The shares of Company Common Stock are held by each Principal Stockholder, or by a nominee or custodian for the exclusive benefit of such Principal Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder and agreements existing prior to the date hereof between a Principal Stockholder and the Company, as the same may be amended pursuant to this Agreement.

                 2.6 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth in this Agreement shall not be deemed to prevent the Principal Stockholders from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in his capacity as director of the Company.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                 3.1 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to each Principal Stockholder as follows:


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                 (a)  Power: Binding Agreement.  Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to perform all of their respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 (b) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby (other than (i) filings under the DGCL and the MGCL required to effect the Merger, (ii) the filing of a pre-merger notification and report form under the HSR, (iii) the filing of the Registration Statement and the Information Statement by Parent in connection with the Merger, or
(iv) as otherwise contemplated by the Merger Agreement) and neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions hereof shall conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub, as the case may be, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent's or Merger Sub's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Merger Sub or any of Parent's or Merger Sub's properties or assets.

                                  ARTICLE IV
                                OTHER COVENANTS

                 4.1 Further Agreements of the Principal Stockholders. (a) Each Principal Stockholder, severally and not jointly, agrees not to (i) sell, transfer, encumber, pledge, assign or otherwise dispose of (including by gift, merger, testamentary disposition, interspousal disposition (pursuant to domestic relations proceeding or otherwise) or otherwise by operation of law ("Transfer")), or enter into any contract, option or other arrangement or

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understanding (including any profit sharing arrangement) with respect to the
Transfer of, any of the Shares or any interest therein to any person other than pursuant to the terms hereof or the Merger Agreement, (ii) except as contemplated hereby, grant any proxy or power of attorney, enter into any voting trust, arrangement or understanding or otherwise transfer voting power, with respect to the Shares or any interest therein to any other person other than Parent, (iii) take any action that would make any of his representations or warranties contained herein untrue or incorrect in any material respect, or have the effect of preventing or disabling such Principal Stockholder from performing his obligations under this Agreement or
(iv) commit or agree to take any of the foregoing actions.

                 (b) In furtherance of this Agreement, concurrently herewith, each Principal Stockholder shall and hereby does authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting and transfer of such shares. Each Principal Stockholder agrees that within ten business days after the date hereof, such Principal Stockholder will no longer hold any Shares in "street name" or in the name of any nominee. If requested by Parent, each Principal Stockholder agrees to submit to Parent contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that Parent may note thereon a legend referring to the option, proxy and other rights granted to it by this Agreement. If any of the Shares beneficially owned by such Principal Stockholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), each Principal Stockholder agrees that, upon written notice by Parent requesting it, such Principal Stockholder will within five days of the giving of such notice execute and deliver to Parent a limited power of attorney in such form as shall be reasonably satisfactory to Parent enabling Parent to require the Nominee to (i) grant to Parent the irrevocable proxy to the same effect as Articles I and II hereof with respect to the Nominee Shares held by such Nominee and (ii) submit to Parent the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

                 4.2 Appraisal Rights. Each Principal Stockholder hereby covenants and agrees that he hereby irrevocably waives and agrees not to asset any rights of appraisal or rights to dissent from the Merger that such Principal Stockholder may have.

                 4.3 Rights of First Refusal. Each Principal Stockholder hereby covenants and agrees that it hereby irrevocably waives any right of first refusal, termination provision or similar right that such Principal Stockholder may have. In addition, each Principal Stockholder hereby covenants and agrees that it will not exercise any registration rights with


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respect to the Company Common Stock from the date of this agreement through the Effective Time.

                 4.4 Competitive Proposals. Without limitation on any of its other obligations under this Agreement, each Principal Stockholder hereby covenants and agrees that he shall not, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a competitive proposal (as defined in the Merger Agreement) with respect to the Company or any of its significant subsidiaries, (ii) have any discussion with or provide any confidential information or data to any Person relating to a competitive proposal, or engage in any negotiations concerning a competitive proposal, or knowingly facilitate any effort or attempt to make or implement an competitive proposal, in each case with respect to the Company or any of its significant subsidiaries, (iii) approve, vote in favor of, consent to or recommend, or propose publicly to approve or recommend, any competitive proposal with respect to the Company or any of its significant subsidiaries or (iv) approve, vote in favor of, consent to or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any competitive proposal with respect to the Company or any of its significant subsidiaries. The Principal Stockholders agree that they will promptly keep Parent informed of the status and terms of any such proposals.

                                   ARTICLE V
                                 MISCELLANEOUS

                 5.1 Termination. This Agreement shall terminate on the first to occur of (i) the Effective Time; (ii) 15 days after the termination of the Merger Agreement for any reason other than as described in clause
(iii) hereof; (iii) 90 days after the termination of the Merger Agreement in respect of which Parent is entitled to a payment pursuant to Section 6.06(b) of the Merger Agreement; or (iv) written notice of termination of this Agreement by Parent to the Principal Stockholders. Nothing in this Section
5.1 shall relive or otherwise limit any party of liability for breach of this Agreement. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto or any of its directors, officers, partners, members, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's material breach of this Agreement; and provided further that nothing in this Section 5.1 shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or


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liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement.

                 5.2 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.

                 5.3 Noninterference. Each Principal Stockholder hereby agrees and covenants that he shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Principal Stockholders from performing its obligations under this Agreement.

                 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                      (a)         if to Parent of Merger Sub, to:

                                  Hovnanian Enterprises, Inc.
                                  10 Highway 35, P.O. Box 500
                                  Red Bank, New Jersey 07701
                                  Attention: Ara Hovnanian
                                  Facsimile No.: (732) 747-7159

                                  with copies to:

                                  Hovnanian Enterprises, Inc.
                                  10 Highway 35, P.O. Box 500
                                  Red Bank, New Jersey 07701
                                  Attention: Peter Reinhart
                                  Facsimile No.: (732) 747-6835

                                           and

                                  Simpson Thacher & Bartlett
                                  425 Lexington Avenue
                                  New York, NY 10017

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                                  Attention: Vincent Pagano, Esq.
                                  Facsimile No.: (212) 455-2502

                      (b) if to a Principal Stockholder, to him at the address set forth below under his signature.

                 5.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                 5.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles thereof.

                 5.7 Submission to Jurisdiction; Waivers. Each Principal Stockholder, the Parent and Merger Sub irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in any court of the United States located in the State of Maryland, New York or New Jersey, or in Maryland, New York or New Jersey state court, and Parent, Merger Sub and each of the Principal Stockholders hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its of his property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Principal Stockholder, Parent and Merger Sub hereby irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it or he is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or he or its or his property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

                 5.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.



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                 5.9  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, including without limitation injunctive relief.

                 5.10 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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         IN WITNESS WHEREOF, the Principal Stockholders, Parent and Merger Sub
have executed this Agreement or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.




                                  HOVNANIAN ENTERPRISES, INC.

                                  By:  /s/ J. Larry Sorsby
                                     --------------------------------
                                      Name:  J. Larry Sorsby
                                      Title:  Senior Vice President and CFO


                                  WHI HOLDING CO., INC.

                                  By:  /s/ J. Larry Sorsby
                                     --------------------------------
                                      Name:  J. Larry Sorsby
                                      Title:  Senior Vice President and CFO



Number of Company Common Shares        /s/ Geaton A. DeCesaris, Jr.     /s/ Josephine A. DeCesaris
                                       ----------------------------     --------------------------
                                       Geaton A. DeCesaris, Jr.   and Josephine A. DeCesaris*
Record:                                5806 Sonny Drive
Beneficial:     1,095,850              Lothian, MD  20711



Number of Company Common Shares        /s/ Geaton A. DeCesaris, Sr.     /s/ Elizabeth H. DeCesaris
                                       ----------------------------     --------------------------
                                       Geaton A. DeCesaris, Sr.   and Elizabeth H. DeCesaris*
Record:                                5824 Sonny Drive
Beneficial:     101,865                Lothian, MD  20711



Number of Company Common Shares        THE DeCESARIS FAMILY WASHINGTON
                                       HOMES STOCK GRAT TRUST
Record:                                /s/ Geaton A. DeCesaris, Sr.
                                       -----------------------------------
Beneficial:     590,000                Geaton A. DeCesaris, Sr., Trustee*



* Pursuant to a Power of Attorney attached hereto.

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